EXHIBIT 99.1

Plug Power Announces First Quarter 2013 Financial Results

LATHAM, N.Y., May 14, 2013 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the first quarter 2013.

Plug Power (the "Company") business highlights in the first quarter of 2013 include product shipments to customers such as Lowes, P&G, and Sysco. The Lowes' shipment was to support the opening of a brand new distribution center in Georgia. Also, the Company completed conversion of all the units at Walmart's Washington Courthouse, Ohio, facility to fuel cell powered forklift trucks with over 250 units in operation. Plug Power, to date, has shipped over 4,000 GenDrive® units to over 23 different customers. These units consume more than 90% of the hydrogen fuel used to power fuel cell products in North America. This is a clear indication of Plug Power's leadership position in the fuel cell industry.

A prime focus of Plug Power management in 2013 has been to strengthen its financial position to support all stakeholders. The Company recently announced a $6.5 million strategic investment from Air Liquide. An Air Liquide representative will also be joining the board of directors, which will provide the Company additional industrial insight. The Company also recently added Johannes Minho Roth, founder of 5T Capital, to the board of directors. Mr. Roth offers the Company financial depth and international experience.

"I am pleased with our business progress in 2013," said Andy Marsh, CEO of Plug Power. "We have dramatically improved our quality, have added to our customer list, and have enhanced our financial position. The sales prospects and funnel remain strong for the rest of the year, and we expect that the business steps taken over the past six months will result in increased customer traction." Marsh concluded, "I remain upbeat about the future of Plug Power."

Financial Results

Operating loss for the first quarter of 2013 was $6.4 million compared to an operating loss of $7.8 million for the first quarter 2012.

Total revenue for the first quarter 2013 was $6.4 million compared to total revenue of $7.8 million for the first quarter of 2012. Product and service revenue for the first quarter 2013 was $6.0 million compared to $7.2 million for the first quarter 2012. Research and development contract revenue for the first quarter 2013 was $0.4 million compared to $0.5 million for the first quarter 2012.

Total cost of revenue for the first quarter of 2013 was $8.6 million, comprised of $8.0 million for cost of product and service revenue and $0.6 million for cost of research and development contract revenue. Prior year comparable numbers for the first quarter were $9.8 million for total cost of revenue, comprised of $9.0 million for cost of product and service revenue and $0.8 million for cost of research and development contract revenue.

Research and development expenses for the first quarter 2013 were $0.8 million compared to the first quarter of 2012 of $1.2 million.

Selling, general and administrative (SG&A) expenses for the first quarter 2013 were $2.9 million compared to SG&A expenses in the first quarter 2012 of $3.9 million. Additionally, $0.6 million was expensed for amortization of intangible assets during the first quarter of 2013 and the first quarter of 2012.

Net loss for the first quarter of 2013 was $8.6 million. On a per share basis (basic and diluted), the loss for the quarter was $0.18. This compares with a net loss of $6.6 million, or $0.28 per share (basic and diluted), for the first quarter of 2012. Included in the net loss for the first quarter of 2013 is a $2.1 million non-cash charge for the change in the fair value of the Company's common stock warrants. This non-cash charge compares to an increase to income (non-cash) of $1.2 million during the first quarter of 2012.

Cash and Liquidity

Net cash used in operating activities for the first quarter 2013 was $5.9 million compared to $3.5 million for the first quarter 2012. On March 31, 2013, Plug Power had cash and cash equivalents of $4.5 million and net working capital of $7.9 million. This compares to $9.4 million and $6.9 million, respectively, at December 31, 2012.

The accompanying financial information and reconciliation tables provide additional information on the Company's year-to-date performance.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company's results for the 2013 first quarter results. Interested parties are invited to listen to the conference call by calling 877.407.8291.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback of the call will be available online for a period following the call.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power's key accounts, including Walmart, Sysco and Coca-Cola.  With more than 4,000 GenDrive units shipped to material handling customers, accumulating over 10 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to Plug Power's expected use of the net proceeds from the offering. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power's control and that may cause Plug Power's actual results to differ materially from the expectations in Plug Power's forward-looking statements including statements regarding the risk that we may not have sufficient cash to fund our operations to profitability and that we may be required to seek strategic alternatives, including but not limited to a potential business combination or a sale of the Company, or reduce and/or cease our operations, other risks and uncertainties related to satisfaction of the closing conditions of the offering, the estimated proceeds from the offering and the anticipated use of proceeds from the offering, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power's products and its ability to raise the necessary capital to fund such development costs; the ability to achieve the forecasted gross margin on the sale of Plug Power's products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power's products; market acceptance of Plug Power's GenDrive system; Plug Power's ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power's products; Plug Power's ability to develop commercially viable products; Plug Power's ability to reduce product and manufacturing costs; Plug Power's ability to successfully expand its product lines; Plug Power's ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power's ability to manufacture products on a large-scale commercial basis; Plug Power's ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed in the reports Plug Power files from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$ 4,503	$ 9,380
Accounts receivable	5,577	4,022
Inventory	10,090	8,550
Prepaid expenses and other current assets	1,897	1,988

Total current assets	22,067	23,940

Restricted cash	750	--
Property, plant and equipment, net	6,294	6,708
Leased property under capital lease, net	2,841	2,970
Note receivable	556	571
Intangible assets, net	4,635	5,271

Total assets	$ 37,143	$ 39,460

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$ --	$ 3,381
Accounts payable	5,602	3,558
Accrued expenses	2,206	3,828
Product warranty reserve	1,873	2,672
Deferred revenue	2,779	2,950
Obligations under capital lease	667	650
Other current liabilities	1,065	--

Total current liabilities	14,192	17,039

Obligations under capital leases	1,132	1,305
Deferred revenue	5,767	4,362
Common stock warrant liability	4,575	476
Finance obligation	2,544	--
Other liabilities	1,223	1,248

Total liabilities	29,433	24,430

Stockholders' equity	7,710	15,030

Total liabilities and stockholders' equity	$ 37,143	$ 39,460

Statements of Operations (Dollars in thousands):	Three months ended March 31,
(unaudited)
	2013	2012
Revenue
Product and service revenue	$ 6,045	$ 7,237
Research and development contract revenue	400	515
Total revenue	6,445	7,752

Cost of revenue and expenses
Cost of product and service revenue	7,998	9,061
Cost of research and development contract revenue	620	767
Research and development expense	750	1,227
Selling, general and administrative expense	2,881	3,935
Amortization of intangible assets	574	576

Operating loss	(6,378)	(7,814)

Interest and other income	16	48
Change in fair value of warrant liability	(2,131)	1,239
Interest and other expense	(83)	(56)

Net loss	$ (8,576)	$ (6,583)

Loss per share: Basic and diluted	$ (0.18)	$ (0.28)

Weighted average number of common shares outstanding	48,566,794	23,437,600

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended March 31,
	2013	2012

Operating loss, as reported	$ (6,378)	$ (7,814)

Stock based compensation	506	524
Depreciation and amortization	1,119	1,062

EBITDAS	$ (4,753)	$ (6,228)

EBITDAS is defined as operating income (loss), as adjusted for depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended March 31,
	2013	2012

Product and service revenues, as reported	$ 6,045	$ 7,237

Deferred revenue recognized in the reporting period	(470)	(930)
Current invoiceable value of shipments, recorded to deferred revenue	36	1,986

Product and service revenues, as adjusted	$ 5,611	$ 8,293

Cost of product and service revenue	$ 7,998	$ 9,061

Gross margin percentage	(32.3%)	(25.2%)

Adjusted gross margin percentage	(42.5%)	(9.3%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of product and service revenue and product and service revenue. We use the term adjusted gross margin percentage to refer to product and service revenue, as adjusted, less total cost of product and service revenue as a percentage of product and service revenue, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
	2013	2012
Cash Flows From Operating Activities:
Net loss	$ (8,576)	$ (6,583)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	545	486
Amortization of intangible asset	574	576
Loss on disposal of property, plant and equipment	--	58
Stock-based compensation	506	524
Change in fair value of warrant liability	2,131	(1,239)
Changes in assets and liabilities that provide (use) cash:
Accounts receivable	(1,555)	420
Inventory	(1,540)	2,245
Prepaid expenses and other current assets	92	717
Note receivable	15	--
Accounts payable, accrued expenses, product warranty reserve and other liabilities	643	(2,121)
Deferred revenue	1,233	1,441
Net cash used in operating activities	(5,932)	(3,476)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(2)	--
Proceeds from disposal of property, plant and equipment	--	58
Net cash (used in) provided by investing activities	(2)	58

Cash Flows From Financing Activities:
Restricted cash	(750)	--
Proceeds from exercise of warrants	435	--
Proceeds from issuance of common stock and warrants	3,257	17,685
Stock issuance costs	(944)	(1,891)
Repayment from borrowings under line of credit	(3,381)	(5,405)
Proceeds from finance obligation	2,600	--
Principal payments on obligations under capital lease and finance obligation	(158)	--
Net cash provided by financing activities	1,059	10,389

Effect of exchange rate changes on cash	(2)	1
(Decrease) increase in cash and cash equivalents	(4,877)	6,972
Cash and cash equivalents, beginning of period	9,380	13,857

Cash and cash equivalents, end of period	$ 4,503	$ 20,829
CONTACT: Media & Investor Relations Contact:
         Gerard L. Conway, Jr.
         Plug Power Inc.
         Phone: (518) 782-7700
         media@plugpower.com
         investors@plugpower.com